EXHIBIT 16.1

November 14, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Theron Resource Group (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K/A dated November 14, 2012 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,
/s/ Gruber & Company, LLC
Gruber & Company, LLC